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                                                                    EXHIBIT 10.U

July 15, 2003


PERSONAL AND CONFIDENTIAL

Mr. Douglas L. Foshee
3111 University Boulevard
Houston, Texas  77005

Dear Doug:

I have been authorized by the Compensation Committee of the Board of Directors to make you the following offer to become President, Chief Executive Officer and a Director of El Paso Corporation, effective September 1, 2003

     o    Salary: $900,000 per annum

     o Annual bonus opportunity: Target 100% of salary; maximum 200% of salary

     o Stock Options: a grant of 1,000,000 options effective on the start date of your employment. The options will time vest pro-rata over a five-year period.

     o Restricted Stock: A grant of restricted common stock will be made to you effective on the start date of your employment, which shall have both time and performance vesting provisions. Specifically, you will be granted 200,000 shares of restricted stock on your start date. On October 1, 2004, the number of shares of restricted stock may be adjusted based upon a performance vesting criteria. The performance vesting criteria and the number of shares of restricted stock to which you will be entitled will be based upon a comparison of the Company's performance to a peer group for the period from October 1, 2003 through September 30, 2004 (the Performance Period) as follows:

               1st quartile - 300,000 shares

               2nd quartile - 200,000 shares

               3rd quartile - 100,000 shares

               4th quartile - Committee discretion

          The time vesting of the restricted stock which has vested based upon performance will be prorated over a five-year period beginning on September 30, 2004 and continuing for the next four years from that date. You will receive dividends and have voting rights on the number of shares of restricted stock as indicated above. However, in the event that El Paso's performance is in the first quartile at the end of the Performance Period, then you will also receive a payment equal to the dividends payable on the additional 100,000 shares that would have been paid during that time.
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Sign-on Bonus. Effective on the start date of your employment, El Paso will grant to you common stock with a value of $875,000 (with the number of shares to be determined based on the closing price on your start date) and an equivalent value in cash as an incentive for your agreement to the terms of this letter. The common stock may not be sold or pledged by you for a period of two years from the grant date.

Severance Policy. You will be covered under the provisions of the Senior Executive Severance Policy which provides a lump sum payment of two years base pay and target bonus for involuntary termination not for cause.

Change of Control. You will be covered by the Key Executive Severance Protection Plan which provides for a lump sum payment of three years base pay and maximum bonus upon a change of control as defined in the plan.

Employee Benefits. You will be eligible to receive the additional El Paso employee benefits which are available to senior executive officers, except the current practice regarding perquisites, which the Company has under review. This includes, but is not limited to, participation in the Supplemental Benefits Plan which provides for benefits and contributions in excess of the limitations (met in any calendar year with any employer) imposed by Internal Revenue Code that cannot be made on your behalf under El Paso's Cash Balance Plan and Retirement Savings Plan.

Home Security. El Paso will pay for the installation, monthly monitoring, and service fees for a home security system, which will be administered by the Company's Security Department.

Life Insurance. El Paso provides basic employee life insurance of $50,000, and you will qualify for the Senior Executive Survivor Plan which provides for the continued payment of monthly salary for 30 months (the aggregate of which is reduced by the $50,000 basic life insurance) grossed up at the maximum federal tax rate in the event of your death while employed by El Paso.

Doug, we look forward to you joining El Paso on a full time basis. Please indicate your acceptance of this offer by signing the enclosed copy at your earliest convenience.

Sincerely,

El Paso Corporation

     /s/ RONALD L. KUEHN, JR.

By:  Ronald L. Kuehn, Jr.
     Chairman and Chief Executive Officer
     On Behalf of the Board of Directors


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Accepted :


         /s/ Douglas L. Foshee
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         Douglas L. Foshee
         Date:        07/15/03
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